Exhibit 10.1

COMMUNITY HEALTHCARE TRUST INCORPORATED
FOURTH AMENDED AND RESTATED
ALIGNMENT OF INTEREST PROGRAM

Amendment No. 1 Effective July 24, 2025

This Amendment No. 1 (the “Amendment”) to the Fourth Amended and Restated Alignment of Interest Program (the “Program”) of Community Healthcare Trust Incorporated (the “Company”) shall become effective as of the date first written above (the “Effective Date”). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in the Program.

WHEREAS, each of the board of directors of the Company (the “Board”) and compensation committee of the Board (the “Compensation Committee”) has adopted the Program to provide incentives and awards to certain officers, employees, and directors of the Company;

WHEREAS, the Compensation Committee may amend the Program in accordance with Section 6 of the Program; and

WHEREAS, the Board and the Compensation Committee have determined that it is in the best interests of the Company and its stockholders to amend Section 5 of the Program.

NOW, THEREFORE, BE IT RESOLVED, that the Program is hereby amended as follows, effective as of the Effective Date.

1.    Section 5 of the Program shall be deleted in its entirety and replaced with the following, effective for shares issued under the Program on or after the Effective Date:

5. Termination of Employment. In the event of termination of a Participant’s employment, the disposition of any unvested Acquisition Shares and Award Shares will be determined in accordance with such Participant’s Employment Agreement and Award Agreement, if applicable; provided, however, that Award Shares will be forfeited in connection with a Participant’s retirement upon attainment of Retirement Eligibility (as defined in Participant’s Employment Agreement) unless the Participant has provided at least one year of continuous employment with the Company from the date of effectiveness of the applicable Award Agreement and delivered to the Company written notice of the Participant’s intention to retire at least one year prior to the date of retirement. If a Participant is not employed pursuant to an Employment Agreement and voluntarily terminates his or her employment, or is terminated for Cause (as such term is defined in the Plan), such Participant will forfeit any unvested Acquisition Shares and Award Shares. If a Participant is not employed pursuant to an Employment Agreement and such employment is terminated by the Company without Cause, or by reason of Participant’s death, Disability or retirement (upon attainment of eligibility to retire in accordance with any applicable Company policy then in effect) all unvested Acquisition Shares and Award Shares will continue to vest pursuant to the Restricted Stock Agreement such stock is subject to. The provisions of Section 23 of the Plan will govern in the event of a Change of Control and are not intended to be altered by this Section 5. Notwithstanding the foregoing, for any Participant who is subject to Code Section 162(m) compensation restrictions, no unvested Awards which are intended to be performance-based compensation under Code Section 162(m) shall vest unless the performance goals have been satisfied on a pro rata basis by the termination date.

2.    The Program, as modified by the terms of this Amendment, shall continue in full force and effect from and after the date of the adoption of this Amendment.